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                                                                    Exhibit 10.9

                                                             NEW AIR CORPORATION
                                               6322 SOUTH 3000 EAST, SUITE L-201
                                                      SALT LAKE CITY, UTAH 84121
                                                       TELEPHONE: (801) 947-7880
                                                       FACSIMILE: (801) 944-4840

                                  CONFIDENTIAL

April 12, 1999

Ann Rhoades
Scottsdale, Arizona

Dear Ann:

As I have discussed with you, we are extremely excited to have you join the executive team at New Air. We know you will make a tremendous contribution to the success of this unique start-up airline.

The purpose of this letter is present to you a written offer of employment with New Air. The specific terms of our employment offer to you are as follows:

      -     Your salary will be $300,000 per year.

      - You will also be entitled to participate in the company's profit sharing plan, the details of which are still to be determined. (You will play a major role in formulating New Air's profit sharing plan.)

      - Your title will be Executive Vice President - People. You will serve on New Air's five person Executive Planning Committee. (The other members of this committee are Dave Barger, John Owen, Tom Kelly and me.)

      - In addition to your responsibility for human resource matters, you have indicated that you would like to be responsible for the airline's flight attendants. We feel very good about having you in charge of this critical aspect of the company's operations. You have also expressed an interest in having a major role in marketing matters. Subject to the demands imposed by your other responsibilities, we would welcome your active involvement in the company's marketing efforts. This involvement may even take the form of having Amy Curtis report directly to you. As we have discussed, we can work out the details of your marketing role after you start working at New Air and are in a better position to assess how much time you will have available.
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      -     As a very important part of your compensation package, you will receive options to purchase 66,667 shares of New Air's common stock at an exercise price per share of $3. (These figures are based on a proposed stock split of the company's currently issued stock, which we expect to complete in the near future. This stock split will result in the company having about 10,000,000 outstanding and reserved shares.) A portion of your options will come from the option pool already set aside by the company, and a portion will come from personal shares of mine that I will be selling back to the company to enhance the option pool. All of your options will have the same $3 exercise price.

            Although no one can predict what, if anything, your stock options will eventually be worth, the following details should be helpful to you in assessing the potential value of your New Air options:

                  - The $3 exercise price assumes a current company valuation of about $30,000,000. The recent preferred financing was based on a valuation in excess of $150 million. The preferred shareholders paid about $15.82 per share, compared to your exercise price of only $3.

                  - We are hoping that within 3-4 years, New Air can have a market value in the range of $1 billion. (It is worth noting that at its peak, Valujet had a market value well over $2 billion.) If New Air were to achieve a $1 billion market valuation, your options would be worth over $5 million. (This estimate takes into account some dilution in an IPO.)

                  - Almost all of the company's stock options will have a vesting period of at least five years. Given your special circumstances and the contribution you will make to New Air, we are willing to have your options vest 33% each year over three years.

      - You will also have the option of participating in a 401(k) plan with a company match of at least 50% of the employee's contributions.

      - We anticipate that New Air will use your outside consulting firm in a variety of ways. We believe this will be a significant benefit to New Air. We also assume and hope it will be an additional form of potential compensation for you.

      - As an executive of New Air, you and your family will be entitled to free, unlimited positive space travel on New Air.

We have also discussed in detail your desire to continue to live in Arizona. We anticipate that for the first two years of your employment, you will be in New York an average of about two to three weeks a month. I assume that some months you may come for rather long blocks of time;
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other months you may come to New York for several days each week. The company will cover your travel expenses to and from New York, as well as your accommodations. (We will work with you to help reduce the cost of air travel through advance purchases, etc.) I can assure you that we will be flexible regarding the details of your work schedule.

I believe this offer covers all of the items we have discussed. If there are any other issues you would like included in this letter, please let me know. If this offer is acceptable to you, please countersign this letter where indicated below.

I look forward to hearing from you.

Best regards,


/s/ David Neeleman

David Neeleman
CEO
New Air Corporation

Agreed to this 26 day of April, 1999.


/s/ Ann Rhoades
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Ann Rhoades